UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2021 (December 23, 2021)

TENGJUN BIOTECHNOLOGY CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-169397	27-3042462
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

East Jinze Road and South Huimin Road, Food Industry Economic and Technology Development District,
Jinxiang County, Jining City, Shandong Province, China

(Address of principal executive offices)

(86) 0537-8711599

(Registrant’s telephone number, including area code)

Copies to:

Huan Lou, Esq.

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 31st Floor

New York, New York 10036

Phone: (212) 930-9700

Fax: (212) 930-9725

527 Siltstone Place, Cary, NC 27519
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

i

CONVENTIONS THAT APPLY TO THIS CURRENT REPORT ON FORM 8-K

Except where the context otherwise requires and for purposes of this Current Report on Form 8-K only:

●	“we,” “us,” “our company,” “our,” and the “Company” refer to Tengjun Biotechnology Corp., a Nevada corporation formed on June 28, 2010.

●	The “Target” or “Target Company” refers to Tengjunxiang Biotechnology Ltd, a company formed under the laws of Cayman Islands.

●	all references to “U.S. dollars,” “dollars,” or “$” are to the legal currency of the United States.

Amounts may not always add to the totals due to rounding.

Item 1.01 Entry into a Material Definitive Agreement.

On December 23, 2021, Tengjun Biotechnology Corp., a Nevada company (the “Company”), entered into a Share Purchase/Exchange Agreement (the “Share Exchange Agreement”) with Tengjunxiang Biotechnology Ltd. (the “Target”), a Cayman Islands corporation, and the Target’s eleven shareholders (the “Selling Shareholders”): Min Xing Biotechnolgy Ltd, Pastoral Technology Co., Ltd., Shu Zhilin Trading Co., Ltd., Teng Rui Xiang Bio-Tech Ltd., Aihua Trading Co., Ltd, Rock Climbing Technology, Langtaosha Trading Co., Ltd., Min Cheng Biotechnology Ltd, Kangfan Technology Co., Ltd., Chaorong Technology Co., Ltd., and Shengrui Biotechnology Co., Ltd. In accordance with the Share Exchange Agreement, on December 23, 2021, the Selling Shareholders collectively sold and transferred 500,000,000 ordinary shares of the Target, constituting one hundred percent (100%) of the issued and outstanding share capital of the Target, to the Company in exchange for 19,285,714 shares of Company’s common stock, par value $0.001 per share (the “Tengjun Shares”), at an agreed price of $0.19 per share of the Company’s common stock (the “Common Stock”) for a total valuation of $3,675,000 of the Target.

In connection with the acquisition of the Target pursuant to the Share Exchange Agreement, the Company is entering into the Chinese tea and water purifier business through its newly acquired subsidiary the Target Company, which owns four corporate entities: (i) Tengjunxiang Biotechnology HK Limited (“Tengjun HK”), a company formed in Hong Kong and wholly owned by the Target, (ii) Shandong Minfu Biotechnology Co., Ltd. (“WFOE”), a wholly foreign owned entity formed under the laws of China and wholly owned by Tengjun HK, (iii) Shandong Tengjunxiang Biotechnology Co., Ltd. (“Shangdong Tengjunxiang”), a company formed under the laws of China and 94.95% owned by WFOE, and (iv) Jinxiang County Kanglong Water Purification Equipment Co. Ltd. (“Kanglong”), a company formed under the laws of China and wholly-owned subsidiary of Shandong Tengjunxiang. The parties to this Agreement closed the transaction contemplated therein on December 23, 2021.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Information in response to this Item 2.01 is keyed to the Item numbers of Form 10.

DESCRIPTION OF BUSINESS

Overview

Effective on December 23, 2021 (the “Closing Date”), pursuant to the Share Exchange Agreement, the Target became a wholly-owned subsidiary of the Company. The acquisition of the Target Company (the “Acquisition”) is treated as a reverse acquisition (the “Reverse Merger”), and the business of the Target Company became the business of the Company. At the time of the Reverse Merger, the Company was not engaged in any active business.

As a result, we are now, through the Target Company, engaged in the growing, producing and distributing Chinese herbal teas with a side business line of designing and manufacturing water purifiers.

Our executive offices are located at East Jinze Road and South Huimin Road, Food Industry Economic and Technology Development District, Jinxiang County, Jining City, Shandong Province, China.

Corporate History and Structure

China Herb Group Holdings Corporation (the “Company”) was incorporated under the name “Island Radio, Inc.” under the laws of the State of Nevada on June 28, 2010. On December 9, 2019, the Company changed its corporate name to “Tengjun Biotechnology Corp.”

On June 27, 2012, Eric R. Boyer and Nina Edstrom (collectively, the “Sellers”), who were then the major shareholders of the Company, entered into a Share Purchase Agreement with Chin Yung Kong, Qiuping Lu and Fumin Feng (collectively, the “Purchasers”), pursuant to which the Sellers sold to the Purchasers an aggregate 4,000,000 shares of the common stock of the Company, which represented approximately 93% of the then total issued and outstanding stock of the Company, for a total purchase price of $159,970 (the “Change in Control”). As result of this share purchase transaction, Chin Yung Kong, Qiuping Lu and Fumin Feng became the controlling shareholders of the Company.

The Company’s original business plan was to become a commercial FM radio broadcaster. Subsequently, following the Change in Control, the Company changed its business plan and intended to become a medical and spa company with a focus on Asia. However, after consultation with its professional and business advisors in the United States and the People’s Republic of China, the Company’s management decided during the third quarter of 2014 that this would no longer be its plan of operations. The Company’s plan of operations is to evaluate various industries, geographic and market opportunities. This may take the form of acquiring a business, being acquired by an existing business or developing a business organically. Any such efforts may require significant capital, which the Company currently lacks. There is no assurance that any such opportunity will become available. There is also no assurance that, if any opportunity becomes available, the Company will have the financial and other resources available to take advantage of such opportunity, since the Company has extremely limited liquidity. Through September 30, 2021, the Company has no revenues or operation.

As a result of the consummation of the Acquisition on December 23, 2021 as discussed above, the Target Company became a wholly-owned subsidiary of the Company and the business of the Target Company became the business of the Company.

The Target Company was incorporated on July 19, 2021 under the laws of the Cayman Islands. The authorized capital stock of the Target is 500,000,000 ordinary shares, all of which were issued and outstanding prior to the closing of the Acquisition. Shangdong Tengjunxiang, our operating company, was formed on June 27, 2014, under the laws of China. Promptly after the Closing, the Target Company shall update the shareholder registration of the Target to effect the Share Exchange Agreement. The Share Exchange Agreement was signed and agreed by and among all of the shareholders and/or beneficial owners of the Target, the Target and the Company.

The diagram below illustrates our corporate structure following the Acquisition:

Business Strategy

Compared with other teas, dandelion teas enjoy the reputation of having health benefits in China. It is a household concept in China that drinking dandelion teas may clean the consumers’ livers and purifying their digestion system. Target intends to leverage that deep-rooted concept to market its products to the Chinese consumers.

As of September 30, 2021, Target produced only two types of teas, green dandelion tea and black dandelion tea with another line of business of manufacturing and selling consumer water purifiers. Target’s tea products are focused on not only their taste but also their aesthetic presentation and health benefits. We have not started official marketing and distribution of our products. We plan to offer Target’s products in certain flagship stores in China through regional representatives, online stores and wechat marketing.

The Target has devoted substantial resources to establish the entire dandelion production chain, from research and development, plant cultivation, tea leaves selection, processing, to storing and distributing to the market. Shandong Tengjunxiang was founded in 2014 and has used the past 7 years to cultivate the dandelion farms, construct its tea manufacturing factory, research and development center and office buildings. Shandong Tengjunxiang has a wholly-owned subsidiary, Kanglong, which is in the business of design, develop, and manufacture consumer water purifiers.

Our goal is to become a household brand of dandelion tea in each city where we plan to operate our stores, by selling the finest quality teas and related products, and by providing customers with premium post-sales services.

Principal Products

Target’s main products are Mincheng Black Dandelion Tea and Mincheng Green Dandelion Tea, of various packages and sizes. Target’s subsidiary Kanglong focuses on designing, developing and manufacturing consumer water purifiers in Shandong Province and other provinces in China.

In addition to the featured dandelion teas, Target also is trying to market and distribute Ejiao (donkey hide gelatin candies), other tea products (including “Puxichun” tea), packed multigrain porridge, and other nutraceutical products in Shandong Province and other provinces in China.

Production Process

Target Company has two operating campuses, Tengjunxiang Campus I and Tengjunxiang Campus II, and one campus under construction. Tengjunxiang Campus I occupies approximately 52.5 acres of land located in Jining City Food Industry Park. Inside Tengjunxiang Campus I, there is one tea factory of a total 16,000 square meters that produces green dandelion tea and black dandelion tea. Target’s factory has received the “Quality Management System Certificate,” “Food Safety Management System Certification” and “Environmental Management System Certificate” issued by Beijing Shenghui Certification Service Co., Ltd. The Target’s factory is equipped with two modern tea production lines, three manual tea selection lines, one smart packing line having the capacity of producing 6 tons of green dandelion tea and 3 tons of black dandelion tea on a daily basis.

Our research center has developed modern processing techniques to produce dandelion tea in a cost efficient manner. With respect to green dandelion tea production, the selected fresh tea leaves will go through the following steps: cutting- spreading – transporting- finishing- cooling and transporting- air selecting- spreading again- transporting- stir roasting- drying- and roasting again. Target uses a different method to produce dandelion black tea, which involves cutting- lining and tuning – transporting- spreading and drying- kneading- cutting- transporting to the work station- fermenting- dehydration- drying- and roasting. Target’s two tea production lines would require only nine workers in total to monitor and facilitate the production process, which has saved the Target a lot of labor costs compared to the conventional labor-intensive tea production process. On the other hand, each of the Target’s three tea selection lines would require approximately 120 workers to operate in its full capacity.

Competitive Strength

The Target Company believes the following competitive strengths will contribute to the future sales growth:

●	Premium Tea Products – Target can produce high quality dandelion green and red teas on a large scale, which can satisfy customers’ need for freshness, healthiness, and trendiness in all seasons.

●	Focus on Dandelion- Target has shifted its production focus to dandelion teas with firm belief that the Chinese consumers have unmet demands on dandelion products due to the Chinese herbal medicine concept that dandelion teas have certain health benefits.

●	Cost Performance – Because Target can produce tea products on a massive scale from the tea factory, Target offers high-quality teas for competitive prices in the Chinese consumer market.

●	Integrated streamline process- Target owns and controls the entire tea production line, from growing and farming dandelion leaves (from its own farm and local farms with dandelion purchase arrangements), selecting dandelion leaves, processing dandelion leaves into dandelion teas, packing and storing finished tea products.

●	Dedicated Marketing Team– Target is building its experienced and skilled marketing and sales team with the plan to distribute its dandelion teas in China.

●	High Quality Post-sales Services– Target has trained an experienced and knowledgeable customer service team devoted to consumer post-sales services.

Sales and Marketing

We have not started the sales of our products on a commercial scale. The Target plans to open at least one franchise store in each city, with a goal to reach 10,000 franchise dandelion tea stores in China. Target plan to provide in-depth training to its sales force about its dandelion tea products, including their health benefits and skills and tips of making dandelion tea. With respect to the supplies of tea products, Target intends to use the spoke-hub model whereby each regional hubs would transport and distribute the tea products to local stores in that region and also collect the returned products. With respect to consumers in Shandong Province where the Target’s headquarters are, Target has formed a seven-person sales committee to research and analyze the customers’ feedbacks and needs for tea products and then continue to change and improve the tea products. We expect to leverage the one trademark for the tea products, “Mincheng Dandelion” to further market and sell our teas to provinces outside Shandong.

For future franchise stores outside Shandong Province, Target plans to actively monitor and manage the performance of the stores and seek to incorporate information learned through the monitoring process into its analytic process and future site selection and store retention decisions.

Target intends to team up with China’s leading online stores and food ordering and delivery platforms to allow consumers to order its dandelion teas through the Internet. Most of our tea products are suitable for delivery because of their long shelf life. The black dandelion tea in theory will not expire for years and the longer it is stored under proper conditions the better the black dandelion tea will taste.

Employees

We currently have 19 full-time employees who work primarily from Shandong, China. We have employment contracts with all of our full-time employees in accordance with the relevant PRC laws. There are no collective bargaining contracts covering any of our full-time employees. We believe our relationship with our full-time employees is satisfactory. In addition, from time to time, we hire part-time workers and currently we have approximately 103 part-time workers.

We have made employee benefit contributions in accordance with relevant Chinese regulations, including retirement insurance, unemployment insurance, medical insurance, housing fund, work injury insurance and birth insurance. The Company recorded the contribution in the general administration expenses when incurred.

Intellectual Property

We and the Target Company rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology and brand names. Monitoring unauthorized use of our products and brands is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology and brand names, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

In addition, third parties may initiate litigation against us alleging infringement of their proprietary rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business could be harmed. In addition, even if we are able to license the infringed or similar technology, license fees could be substantial and may adversely affect our results of operations. See also our discussion of protection of our intellectual property under the “Risk Factors.”

As of the date of this current report, the Target, including its subsidiaries, has 18 utility model patents registered in China regarding its water purifiers, all of which are registered under its subsidiary Kanglong. In addition, the Target, through Shandong Tengjunxiang, owns the trademark of “Mincheng Dandelion” (in Chinese) registered with China Intellectual Property Administration.

Insurance

As required by laws and regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments, including housing, pension, medical insurance and unemployment insurance programs. The Target is required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of Target’s employees, up to a maximum amount specified by the local government from time to time. As of the date of this report, all of the Target’s full-time employees are fully covered by those employee social security plans.

Seasonality

The sale of our dandelion teas (including green and black dandelion teas) is not subject to seasonality in China, however, the sales of consumer water purifiers are. The period from March to October is the peak season for the sales of water purifiers, whereas the rest of a year is the off-season. The Target is focusing on marketing and sales of its dandelion teas as the featured products for the entire company.

Research and Development

Producing Dandelion Teas– with our researchers and skilled technical consultants, Target has developed and put into commercial production two modern tea production lines, one for green dandelion tea and one for black dandelion tea, both of which have greatly enhanced the efficiency of making dandelion teas. Our research and development center is dedicated to exploring more health benefits from dandelion plants and producing more commercially appealing products.

Licenses, Permits and Regulations

PRC Legal System

The PRC legal system is based on the PRC Constitution and is made up of written laws, regulations and directives. Decided court cases do not constitute binding precedents.

The National People’s Congress of the PRC (“NPC”) and the Standing Committee of the NPC are empowered by the PRC Constitution to exercise the legislative power of the state. The NPC has the power to amend the PRC Constitution and to enact and amend primary laws governing the state organs and civil and criminal matters. The Standing Committee of the NPC is empowered to interpret, enact and amend laws other than those required to be enacted by the NPC.

The State Council of the PRC is the highest organ of state administration and has the power to enact administrative rules and regulations. Ministries and commissions under the State Council of the PRC are also vested with the power to issue orders, directives and regulations within the jurisdiction of their respective departments. Administrative rules, regulations, directives and orders promulgated by the State Council and its ministries and commissions must not be in conflict with the PRC Constitution or the national laws and, in the event that any conflict arises, the Standing Committee of the NPC has the power to annul such administrative rules, regulations, directives and orders.

At the regional level, the people’s congresses of provinces and municipalities and their standing committees may enact local rules and regulations and the people’s government may promulgate administrative rules and directives applicable to their own administrative area. These local laws and regulations may not be in conflict with the PRC Constitution, any national laws or any administrative rules and regulations promulgated by the State Council.

Rules, regulations or directives may be enacted or issued at the provincial or municipal level or by the State Council of the PRC or its ministries and commissions in the first instance for experimental purposes. After sufficient experience has been gained, the State Council may submit legislative proposals to be considered by the NPC or the Standing Committee of the NPC for enactment at the national level.

PRC Laws and Regulations Relating to Our Business

Target’s business and operations in the PRC are subject to government rules and regulations, including food safety, food manufacturing permit, environmental, working safety, and health regulations. Shandong Tengjunxiang, the majority-owned subsidiary of the Target, holds food manufacturing permit (valid until April 28, 2024), food sales and distribution license (valid until December 27, 2022), value added telecommunication license (valid until November 17, 2025), and auction transaction permit (valid until September 16, 2030). In addition, Target’s factory has received the “Quality Management System Certificate,” “Food Safety Management System Certification” and “Environmental Management System Certificate” issued by Beijing Shenghui Certification Service Co., Ltd.

TAXATION

United States Federal Income Taxation General

The following are the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the shares of common stock of the Company. As used in this discussion, references to “we,” “us” or “our” refer to Tengjun Biotechnology Corp.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of the common stock of the Company that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A beneficial owner of our common stock that is described above is referred to herein as a “U.S. Holder.” If a beneficial owner of our common stock is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that acquires our common stock pursuant to the Share Exchange Agreement and own and hold our common stock as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	certain expatriates or former long term residents of the United States;

●	persons that actually or constructively own 5% or more of our voting shares (including as a result of ownership of our common stock);

●	persons that acquired our common stock pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

●	persons that hold our common stock as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	passive foreign investment companies; or

●	controlled foreign corporations.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of our common stock. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold the common stock through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) to a holder in respect of our common stock and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of our common stock will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service, (the “IRS”), or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Cash Distributions Paid on Our Common Stock

Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our common stock. A cash distribution on our common stock generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividend generally will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The portion of such cash distribution, if any, in excess of such earnings and profits, will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess generally will be treated as gain from the sale or other taxable disposition of such common stock.

With respect to non-corporate U.S. Holders, any such cash dividends may be subject to U.S. federal income tax at the lower applicable regular long term capital gains tax rate (see “—Taxation on the Disposition of Our Common Stock” below) provided that (a) the securities are readily tradable on an established securities market in the United States or, in the event we are deemed to be a PRC “resident enterprise” under the EIT Law, we are eligible for the benefits of the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income (the “U.S.-PRC Tax Treaty”), (b) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (c) certain holding period requirements are met.

If a PRC income tax applies to any cash dividends paid to a U.S. Holder on our common stock, such tax may be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, if such PRC tax applies to any such dividends, such U.S. Holder may be entitled to certain benefits under the U.S.-PRC Tax Treaty, if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Taxation on the Disposition of Our Common Stock

Upon a sale or other taxable disposition of our common stock, and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in our common stock.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 20%. Capital gain or loss will constitute long term capital gain or loss if the U.S. Holder’s holding period for our common stock exceeds one year. The deductibility of capital losses is subject to various limitations.

If a PRC income tax applies to any gain from the disposition of our common stock by a U.S. Holder, such tax may be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, if such PRC tax applies to any such gain, such U.S. Holder may be entitled to certain benefits under the U.S.-PRC Tax Treaty, if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income, or (b) at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our common stock, and the U.S. Holder did not make a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our common stock, a QEF election along with a purging election, or a mark-to-market election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of our common stock; and

●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of our common stock during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for our common stock).

Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for our common stock;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we qualified as a PFIC will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

We have not made a determination as to whether we would be classified as a “passive foreign investment company,” or PFIC, for our preceding taxable year nor can we assure you that we will not be a PFIC for our current taxable year or any future taxable year. We do not expect ourselves to be classified as a “passive foreign investment company” for our current taxable year.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to our common stock by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of our net capital gains (as long term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends if we are treated as a PFIC for that taxable year. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and may be affected by various factors in addition to those described above. Accordingly, U.S. Holders of our common stock should consult their own tax advisors concerning the application of the PFIC rules to our common stock under their particular circumstances.

Non-U.S. Holders

Cash dividends paid or deemed paid to a Non-U.S. Holder with respect to our common stock generally will not be subject to U.S. federal income tax unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of our common stock unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to cash distributions made on our common stock within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our common stock by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its common stock and adjustments to that tax basis and whether any gain or loss with respect to such common stock is long-term or short-term also may be required to be reported to the IRS, and certain holders may be required to file an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to report their interest in our common stock.

Moreover, backup withholding of U.S. federal income tax, at a current rate of 24%, generally will apply to cash dividends paid on our common stock to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of our common stock by a U.S. Holder (other than an exempt recipient), in each case who:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS that backup withholding is required; or

●	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

ENFORCEABILITY OF CIVIL LIABILITIES

The operating entity Shandong Tengjunxiang is incorporated in the PRC, and some of our directors and executive officers reside in mainland China. Substantially, all of our assets are located outside the United States. As a result, you may not be able to:

●	effect service of process upon the management or these persons within the United States; or

●	enforce against Shandong Tengjunxiang or these executive officers and directors in United States courts, judgments obtained in United States courts including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States.

Shandong Tengjunxiang and the Company have doubt as to whether PRC courts will enforce judgments in original actions or in actions for enforcement of judgments of United States courts, based only upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state of the United States.

In addition, as PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States, the United Kingdom, Japan or most other members of the Organization for Economic Cooperation and Development, administrative actions brought by regulatory authorities, such as the Securities and Exchange Commission, and other actions, which result in foreign court judgments (assuming such actions are not required by PRC laws or the Company’s articles of incorporation to be arbitrated and that such judgments or rulings do not violate the basic principles of the laws of PRC or the sovereignty, security and public interest of the society of PRC, as determined by a People’s Court of China that has jurisdiction for recognition and enforcement of judgments).

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. In determining whether to purchase the Company’s common stock, an investor should carefully consider all of the material risks described below, together with the other information contained in this report before making a decision to purchase the Company’s securities. An investor should only purchase the Company’s securities if he or she can afford to suffer the loss of his or her entire investment.

Risks Relating to our Tea ancillary businesses

We may not be able to successfully implement our growth strategy on a timely basis or at all, which could harm our results of operations.

We are at the development stage. Our ability to successfully scale the tea and consumer water purification businesses depends on many factors, including:

●	Our ability to increase brand awareness in the PRC and to increase tea consumption;

●	our ability to educate the consumers in general about the health benefits potentially associated with dandelion teas;

●	the negotiation of acceptable terms with our suppliers;

●	the maintenance of adequate distribution capacity, information systems and other operational system capabilities;

●	buying, distribution and other support operations;

●	the hiring, training and retention of management and other skilled personnel;

●	expanding our store presence and enhancing the internet traffic to our tea products;

●	assimilating new store employees into our corporate culture;

●	the effective sourcing and management of inventory to meet the needs on a timely basis;

●	the availability of sufficient levels of cash flow and financing to support our expansion; and

●	the short-term and long-term effects of COVID-19 on the food services industry in the PRC.

Our limited operating experience and limited brand recognition in other regions may limit our expansion strategy and cause our business and growth to suffer.

Our future growth depends, to a considerable extent, on our expansion efforts into regions of the PRC outside Shandong Province. We have a limited number of customers and limited experience in operating outside our current areas. We also have limited experience with market practices outside of our current areas and cannot guarantee that we will be able to penetrate or successfully operate in any market outside of our current region, Shandong Province. We may also encounter difficulty expanding in other regions’ markets because of limited brand recognition. In particular, we have no assurance that our marketing efforts will prove successful outside of the narrow geographic regions in which they have been used. The expansion into other regions may also present competitive, merchandising, forecasting and distribution challenges that are different from or more severe than those we currently face. Failure to develop new markets outside our current areas or disappointing growth may harm our business and results of operations.

We face significant competition from other specialty tea and beverage retailers and retailers of grocery products, which could adversely affect us and our growth plans.

The Chinese tea market is highly fragmented. We compete directly with a large number of relatively small independently owned tea retailers and a number of regional and national tea retailers, as well as retailers of grocery products, including loose-leaf tea and tea bags and other beverages. We compete with these retailers on the basis of taste, quality and price of product offered, store atmosphere, location, customer service and overall customer experience. We must spend considerable resources to differentiate our customer experience. Some of our competitors may have greater financial, marketing and operating resources than we do. Therefore, despite our efforts, our competitors may be more successful than us in attracting customers. In addition, as we continue to drive growth in Shandong Province, our success, combined with relatively low barriers to entry, may encourage new competitors to enter the market. As we continue to expand geographically, we expect to encounter additional regional and local competitors.

If we are unable to maintain sufficient levels of cash flow, we may not meet our growth expectations.

We may be unable to obtain any necessary financing on commercially reasonable terms to pursue or maintain our growth strategy. If we are unable to pursue or maintain our growth strategy, the market price of our common stock could decline and our results of operations and profitability could suffer.

Because our tea business is highly concentrated on a single, discretionary product category, dandelion teas, we are vulnerable to changes in consumer preferences and in economic conditions affecting disposable income that could harm our financial results.

Our tea business is not diversified and consists primarily of developing, sourcing, producing, marketing and selling dandelion tea. Consumer preferences often change rapidly and without warning, moving from one trend to another among many retail concepts. Therefore, our business is substantially dependent on our ability to educate consumers on the many positive attributes of tea and anticipate shifts in consumer tastes. Any future shifts in consumer preferences away from the consumption of tea beverages or dandelion tea would also have a material adverse effect on our results of operations. In particular, there has been an increasing focus on health and wellness by consumers, which we believe has increased demand for products, such as our teas, that are perceived to be healthier than other beverage alternatives. If such consumer preference trends change, or if our dandelion teas are not perceived to be healthier than other beverage alternatives, our financial results could be adversely affected.

Consumer purchases of specialty retail products, including our products, are historically affected by economic conditions such as changes in employment, salary and wage levels, the availability of consumer credit, inflation, interest rates, tax rates, fuel prices and the level of consumer confidence in prevailing and future economic conditions. These discretionary consumer purchases may decline during recessionary periods or at other times when disposable income is lower. Our financial performance may become susceptible to economic and other conditions in regions or states where we have a significant number of stores. Our continued success will depend, in part, on our ability to anticipate, identify and respond quickly to changing consumer preferences and economic conditions.

Our success depends, in part, on our ability to source, develop and market new varieties of teas and tea blends, tea accessories and other tea-related merchandise that meet our high standards and customer preferences.

We currently only offer black and green dandelion teas under the brand name Mincheng Dandelion. Our success depends in part on our ability to continually innovate, develop, source and market new varieties of tea beverages, tea accessories and other tea-related merchandise that both meet our standards for quality and appeal to customers’ preferences. Failure to innovate, develop, source and market new varieties of tea beverages, tea accessories and other tea-related merchandise that consumers want to buy could lead to a decrease in our sales and profitability.

We may experience negative effects to our brand and reputation from real or perceived quality or safety issues with our tea products, which could have an adverse effect on our operating results.

We believe our customers rely on us to provide them with high-quality tea products. Concerns regarding the safety of our tea products or the safety and quality of our supply chain could cause consumers to avoid purchasing certain products from us or to seek alternative sources of tea, even if the basis for the concern has been addressed or is outside of our control. Adverse publicity about these concerns, whether or not ultimately based on fact, and whether or not involving our tea products, could discourage consumers from buying our tea and have an adverse effect on our brand, reputation and operating results.

Furthermore, the sale of our tea entails a risk of product liability claims and the resulting negative publicity. For example, tea leaves supplied to us may contain contaminants that, if not detected by us, could result in illness or death upon their consumption. We cannot assure you that product liability claims will not be asserted against us or that we will not be obligated to perform product recalls in the future.

Any loss of confidence on the part of our customers in the safety and quality of our tea products would be difficult and costly to overcome. Any such adverse effect could be exacerbated by our position in the market as a purveyor of quality tea and could significantly reduce our brand value. Issues regarding the safety of any teas sold by us, regardless of the cause, could have a substantial and adverse effect on our sales and operating results.

Use of social media may adversely impact our reputation or subject us to fines or other penalties.

There has been a substantial increase in the use of social media platforms and similar devices, including blogs, social media websites, and other forms of Internet-based communications, which allow individuals access to a broad audience of consumers and other interested persons. As laws and regulations rapidly evolve to govern the use of these platforms and devices, the failure by us, our employees or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms and devices could adversely affect our reputation or subject us to fines or other penalties.

Consumers value readily available information concerning retailers and their goods and services and often act on such information without further investigation and without regard to its accuracy. Information concerning us may be posted on social media platforms and similar devices by unaffiliated third parties, whether seeking to pass themselves off as us or not, at any time, which may be adverse to our reputation or business. The harm may be immediate without affording us an opportunity for redress or correction.

A shortage in the supply, a decrease in the quality or an increase in the price of tea as a result of weather conditions, earthquakes, crop disease, pests or other natural or manmade causes could impose significant costs and losses on our business.

Although we have our own dandelion farm, we also purchase dandelion leaves from local farms which have contracts with us. The supply and price of tea is subject to fluctuation, depending on demand and other factors outside of our control. The supply, quality and price of our teas can be affected by multiple factors, including political and economic conditions, civil and labor unrest, adverse weather conditions, including floods, drought and temperature extremes, earthquakes, tsunamis, and other natural disasters and related occurrences. In extreme cases, entire tea harvests from both our own farms and contract farms, may be lost or may be negatively impacted in some geographic areas. These factors can increase costs and decrease sales, which may have a material adverse effect on our business, results of operations and financial condition.

Dandelion tea may be vulnerable to crop disease and pests, which may vary in severity and effect. The costs to control disease and pest damage vary depending on the severity of the damage and the extent of the plantings affected. Moreover, there can be no assurance that available technologies to control such conditions will continue to be effective. These conditions can increase costs and decrease sales, which may have a material adverse effect on our business, results of operations and financial condition.

We rely significantly on information technology systems and any failure, inadequacy, interruption or security failure of those systems could harm our ability to operate our business effectively.

We rely on our information technology systems to effectively manage our business data, tea production lines, communications, point-of-sale, supply chain, order entry and fulfillment, inventory and distribution centers and other business processes. The failure of our systems to perform as we anticipate could disrupt our business and result in transaction errors, processing inefficiencies and the loss of sales, causing our business to suffer. Despite any precautions we may take, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, systems failures, power outages, viruses, security breaches, cyber-attacks and terrorism, including breaches of our transaction processing or other systems that could result in the compromise of confidential company, customer or employee data. Any such damage or interruption could have a material adverse effect on our business, cause us to face significant fines, customer notice obligations or costly litigation, harm our reputation with our customers, require us to expend significant time and expense developing, maintaining or upgrading our information technology systems or prevent us from paying our vendors or employees, receiving payments from our customers or performing other information technology, administrative or outsourcing services on a timely basis. Furthermore, our ability to conduct our website operations may be affected by changes in foreign, state, provincial and federal privacy laws and we could incur significant costs in complying with the multitude of foreign, state, provincial and federal laws regarding the unauthorized disclosure of personal information. Although we carry business interruption insurance, our coverage may not be sufficient to compensate us for potentially significant losses in connection with the risks described above.

Data security breaches and attempts thereof could negatively affect our reputation, credibility and business.

We collect and store personal information relating to our customers and employees, including their personally identifiable information, and rely on third parties for the operation of the various social media tools and websites we use as part of our marketing strategy. Consumers are increasingly concerned over the security of personal information transmitted over the Internet (or through other mechanisms), consumer identity theft and user privacy. Any perceived, attempted or actual unauthorized disclosure of personally identifiable information regarding our employees or customers could harm our reputation and credibility, reduce our ability to attract and retain customers and could result in litigation against us or the imposition of significant fines or penalties. We cannot assure you that any of our third-party service providers with access to such personally identifiable information will maintain policies and practices regarding data privacy and security in compliance with all applicable laws, or that they will not experience data security breaches or attempts thereof which could have a corresponding adverse effect on our business.

Recently, data security breaches suffered by well-known companies and institutions have attracted a substantial amount of media attention, prompting new foreign legislative proposals addressing data privacy and security, as well as increased data protection obligations imposed on merchants by credit card issuers. As a result, we may become subject to more extensive requirements in the future to protect the customer information that we process in connection with the purchase of our products, resulting in increased compliance costs.

Our business, results of operations and financial condition may be adversely affected by global public health epidemics, including the strain of coronavirus known as COVID-19.

In December 2019, a novel strain of coronavirus causing respiratory illness, or COVID-19, has surfaced in Wuhan, China, spreading at a fast rate in January and February of 2020, and confirmed cases were also reported in other parts of the world. In reaction to this outbreak, an increasing number of countries imposed travel suspensions to and from China following the World Health Organization’s “public health emergency of international concern” (PHEIC) announcement on January 30, 2020. Since this outbreak, business activities in China and many other countries including U.S. have been disrupted by a series of emergency quarantine measures taken by the government.

The extent to which COVID-19 negatively impacts our business is highly uncertain and cannot be accurately predicted. Our intended marketing and sales efforts of our products have been delayed due to COVID-19. We believe that the coronavirus outbreak and the measures taken to control it may have a significant negative impact on not only our business, but economic activities globally. The magnitude of this negative effect on the continuity of our business operation in China and U.S. remains uncertain. These uncertainties impede our ability to conduct our daily operations and could materially and adversely affect our business, financial condition and results of operations, and as a result affect our share price and create more volatility.

Litigation may adversely affect our business, financial condition, results of operations or liquidity.

Our business is subject to the risk of litigation by employees, consumers, vendors, competitors, intellectual property rights holders, shareholders, government agencies and others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action lawsuits, regulatory actions and intellectual property claims, is inherently difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to these lawsuits may remain unknown for substantial periods of time. In addition, certain of these lawsuits, if decided adversely to us or settled by us, may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operation are required. Regardless of the outcome or merit, the cost to defend future litigation may be significant and result in the diversion of management and other company resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition, results of operations or liquidity.

Our failure to comply with existing or new regulations in the PRC, or an adverse action regarding product claims or advertising could have a material adverse effect on our results of operations and financial condition.

Our business operations, including farming, food processing, labeling, packaging, advertising, sourcing, distribution and sale of our products, are subject to the Food and Drug Safety Law and Product Quality Law of the PRC and the applicable regulations. From time to time, we may be subject to challenges to our marketing, advertising or product claims in litigation or governmental, administrative or other regulatory proceedings. Failure to comply with applicable regulations or withstand such challenges could result in changes in our supply chain, product labeling, packaging or advertising, loss of market acceptance of the product by consumers, additional recordkeeping requirements, injunctions, product withdrawals, recalls, product seizures, fines, monetary settlements or criminal prosecution. Any of these actions could have a material adverse effect on our results of operations and financial condition.

In addition, consumers who allege that they were deceived by any statements that were made in advertising or labeling could bring a lawsuit against us under consumer protection laws. If we were subject to any such claims, while we would defend ourselves against such claims, we may ultimately be unsuccessful in our defense. Defending ourselves against such claims, regardless of their merit and ultimate outcome, would likely result in a significant distraction for management, be lengthy and costly and could adversely affect our results of operations and financial condition. In addition, the negative publicity surrounding any such claims could harm our reputation and brand image.

We may not be able to protect our intellectual property adequately, which could harm the value of our brand and adversely affect our business.

We believe that our intellectual property, including the trademark and patents, has substantial value and has contributed significantly to the success of our business. In particular, our trademarks, and the unregistered names of a significant number of the varieties of tea beverages that we sell, are valuable assets that reinforce the distinctiveness of our brand and our customers’ favorable perception of our stores.

We also strive to protect our intellectual property rights by relying on PRC laws, as well as contractual restrictions with our employees, contractors (including those who develop, source, manufacture, store and distribute our tea beverages, light meals, baked goods, tea accessories and other tea-related merchandise), vendors and other third parties. However, we may not enter into confidentiality and/or invention assignment agreements with every employee, contractor and service provider to protect our proprietary information and intellectual property ownership rights. Those agreements that we do execute may be breached, resulting in the unauthorized use or disclosure of our proprietary information. Individuals not subject to invention assignments agreements may make adverse ownership claims to our current and future intellectual property, and even the existence of executed confidentiality agreements may not deter independent development of similar intellectual property by others. Unauthorized disclosure of or claims to our intellectual property or confidential information may adversely affect our business.

From time to time, third parties may sell our products using our name without our consent, and, we believe, may infringe or misappropriate our intellectual property rights. We will respond to these actions on a case-by-case basis and where appropriate may commence litigation to protect our intellectual property rights. However, we may not be able to detect unauthorized use of our intellectual property or to take appropriate steps to enforce, defend and assert our intellectual property in all instances.

Effective trade secret, patent, copyright, trademark and domain name protection is expensive to obtain, develop and maintain, both in terms of initial and ongoing registration or prosecution requirements and expenses and the costs of defending our rights. Our trademark and patent rights and related registrations may be challenged in the future and could be opposed, canceled or narrowed. Our failure to register or protect our trademarks could prevent us in the future from using our trademarks or challenging third parties who use names and logos similar to our trademarks, which may in turn cause customer confusion, impede our marketing efforts, negatively affect customers’ perception of our brand, stores and products, and adversely affect our sales and profitability. Moreover, intellectual property proceedings and infringement claims brought by or against us could result in substantial costs and a significant distraction for management and have a negative impact on our business. We cannot assure you that we are not infringing or violating, and have not infringed or violated, any third-party intellectual property rights, or that we will not be accused of doing so in the future.

In addition, although we have also taken steps to protect our intellectual property rights in the PRC, other entities may have rights to trademarks that contain portions of our marks or may have registered similar or competing marks in foreign countries. There may also be other prior registrations in other foreign countries of which we are not aware. We may need to expend additional resources to defend our trademarks in these countries, and the inability to defend such trademarks could impair our brand or adversely affect the growth of our business internationally.

Continued innovation and the successful development and timely launch of new products are critical to our financial results and achievement of our growth strategy.

Achievement of our growth strategy is dependent, among other things, on our ability to extend the product offerings of our brand and introduce innovative new products, including new tea products. Although we devote significant time and resources to the development of new products, we may not be successful in developing innovative new products or our new products may not be commercially successful. Additionally, our new product introductions are often time sensitive, and thus failure to deliver innovations on schedule could be detrimental to our ability to successfully launch such new products, in addition to potentially harming our reputation and customer loyalty. Our financial results and our ability to maintain or improve our competitive position will depend on our ability to effectively gauge the direction of our key marketplaces and successfully identify, develop, manufacture, market and sell new or improved products in these changing marketplaces.

Due to the seasonality of the water purifier products and other factors such as adverse weather conditions, our operating results are subject to fluctuations.

Because of the seasonality of the water purification line of business, results for any quarter are not necessarily indicative of the results that maybe achieved for the full fiscal year. The impact on sales volume and operating results due to the timing and extent of these factors can significantly impact our business. For these reasons, quarterly operating results should not be relied upon as indications of our future performance.

The sales of our products are influenced to some extent by weather conditions in the geographies in which we operate. Unusually cold weather during the winter months or unusually hot weather during the summer months may have a temporary decrease on the demand for some of our products and contribute to lower sales, which could have an adverse effect on our results of operations for such periods.

Changes in the beverage environment and retail landscape could impact our financial results.

The beverage environment is rapidly evolving as a result of, among other things, changes in consumer preferences; shifting consumer tastes and needs; changes in consumer lifestyles; and competitive product and pricing pressures. In addition, the beverage retail landscape is dynamic and constantly evolving, not only in emerging and developing marketplaces, where modern trade is growing at a faster pace than traditional trade outlets, but also in developed marketplaces, where discounters and value stores, as well as the volume of transactions through e-commerce, are growing at a rapid pace. If we are unable to successfully adapt to the rapidly changing environment and retail landscape, our share of sales, volume growth and overall financial results could be negatively affected.

Price increases may not be sufficient to offset cost increases and maintain profitability or may result in sales volume declines.

We may be able to pass some or all ingredient, energy and other input cost increases to customers by increasing the selling prices of our products or decreasing the size of our products; however, higher product prices or decreased product sizes may also result in a reduction in sales volume and/or consumption. If we are not able to increase our selling prices or reduce product sizes sufficiently to offset increased raw material, energy or other input costs, including packaging, direct labor, overhead and employee benefits, or if our sales volume decreases significantly, there could be a negative impact on our results of operations and financial condition.

Our failure to accurately forecast customer demand for our products, or to quickly adjust to forecast changes, could adversely affect our business and financial results.

There is inherent risk in forecasting demand due to the uncertainties involved in assessing the current demand level of our tea products. We will be setting target levels for the production of our beverages and foods in advance of customer orders based upon our forecasts of customer demand.

If our forecasts exceed demand, we could experience excess inventory in the short-term, excess manufacturing capacity in the short and long-term, and/or price decreases, all of which could impact our financial performance. In addition, we may be contractually bound to minimum purchase commitments over a period of time which exceed customer demand. Alternatively, if the demand exceeds our forecasts significantly beyond our current production capacity, we may not be able to satisfy customer demand, which could result in a loss of market share if our competitors are able to meet customer demands. A failure to accurately predict the level of demand for our products could adversely affect our net revenues and net income.

Incidents involving tampering, adulteration, contamination or mislabeling of our dandelion tea, whether or not accurate, as well as adverse public or medical opinions about the health effects of consuming our dandelion products, could harm our business

Instances or reports, whether true or not, of unclean water supply or food-safety issues, such as food or beverage-borne illnesses, tampering, adulteration, contamination or mislabeling, either during growing, manufacturing, packaging, storing or preparation, have in the past severely injured the reputations of companies in the food and tea beverage processing, grocery and quick-service restaurant sectors. Any report linking us to such instances could severely hurt our sales and could possibly lead to product liability claims, litigation (including class actions) and/or temporary store closures. Clean environment, including farming, processing, packaging and storing environment, is critical to the preparation of dandelion tea, and our ability to ensure a clean environment at each stage of production can be limited, particularly in some rural locations.

Additionally, we are evolving our product lineup to include more local or smaller suppliers for some of our fresh tea leaves who may not have as rigorous quality and safety systems and protocols as larger or more national suppliers. In addition, instances of beverage-safety issues, even those involving solely the restaurants or stores of competitors or of suppliers or distributors (regardless of whether we use or have used those suppliers or distributors), could, by resulting in negative publicity about us in general, adversely affect our sales on a regional or national basis. A decrease in customer traffic as a result of safety concerns or negative publicity, or as a result of product recalls or litigation, could materially harm our business and results of operations.

Risks Relating to Doing Business in the PRC

Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are currently located in China. Accordingly, our business, financial condition, results of operations, and prospects may be influenced, to a significant degree, by political, economic, and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, including the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industries by imposing regulatory guidance or policies. The Chinese government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policies, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government, or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, reduce demand for our services, and weaken our competitive position. The Chinese government has implemented various measures to encourage economic growth and guided the allocation of various types of resources. Some of these measures may benefit the overall Chinese economy, but others may have a negative effect on our operations. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In the past, the Chinese government has implemented certain measures to control the pace of economic growth, such as interest rate adjustments. These measures may decrease the auto-mobile based transportation activities in China, which may adversely affect the overall auto insurance demands and our business.

Furthermore, our China based operating entities, Shangdong Tengjunxiang and Kanglong, as well as our investors, face uncertainty about future actions by the Chinese government that could significantly affect our financial performance and operations in China. As of the date of this current report, there is no laws, regulations or other rules require our China based operating entities to obtain permission or approvals from Chinese authorities to list its affiliate’s securities on U.S. exchanges, and neither we nor our China based operating entities have received or were denied such permission. However, there is no guarantee that we or Shandong Tengjunxiang will receive or not be denied permission from Chinese authorities to list on U.S. exchanges in the future.

Changes in the policies of the PRC government could have a significant impact upon our ability to operate profitably in the PRC.

Currently, we conduct all of our operations and all of our revenue is generated in the PRC. Accordingly, economic, political and legal developments in the PRC will significantly affect our business, financial condition, results of operations and prospects. Policies of the PRC government can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. Our ability to operate profitably in the PRC may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably. Changes and uncertainty in PRC laws and interpretation may materially and adversely affect our business performance and impede our operations in China.

There are substantial uncertainties regarding the interpretation and enforcement of PRC laws and regulations including, but not limited to, the laws and regulations governing our tea business. The laws and regulations over Chinese food safety are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations and amendments to existing laws and regulations, may adversely affect our business operations. New laws and regulations may also have retroactive effects on our operations in certain circumstances. We cannot predict what effect the new PRC laws and regulations and new interpretation of existing PRC laws or regulations may have on our business.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. Since this announcement is relatively new, uncertainties still exist in relation to how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on companies like us.

Because our business is conducted in Chinese dollars or RMB and the price of our common stock is quoted in United States dollars, changes in currency conversion rates may affect the amount of proceeds we will receive after the currency exchange from U.S. dollars to RMB.

Our business is conducted in the PRC, our internal books and records are recorded in renminbi or “RMB”, which is the legal currency of the PRC, and the audited consolidated financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the RMB and U.S. dollars would affect the value of our assets and the results of our operations denominated in United States dollars. The value of the RMB against the United States dollars and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition presented in U.S. dollars.

If we become subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve such matters, which could harm our business operations, stock price and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and U.S. regulatory agencies. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities, lack of effective internal controls over financial accounting, inadequate corporate governance policies and, in many cases, allegations of fraudulent activities. As a result of the scrutiny, criticism and negative publicity, the publicly traded stocks of many U.S. listed Chinese companies have experienced and may experience in the future high volatility in trading prices and market value and, in some cases, may be subject to the delisting procedures from the national stock exchanges. Some of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our business and stock prices when listed on a national stock exchange. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or false, we will have to expend significant capital and time to investigate such allegations and defend our company. If such allegations are proven to have merits, we and our business operations could be severely affected and you could sustain a significant loss in your investment in our common stock.

Increases in labor costs in the PRC may adversely affect our business and our profitability.

China’s economy has experienced increases in labor costs in recent years, which is expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits and additional personal protective equipment during COVID-19, will continue to increase. Unless we are able to pass on these increased labor costs to our customers by increasing prices for our services or insurance products, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefits of our employees. Pursuant to the PRC Labor Contract Law that became effective in January 2008 and its rules and amendments promulgated thereunder, employers are subject to stricter requirements in terms of labor contracts, minimum wages, payments of remuneration, terms of probation and unilateral termination of labor contracts. In the event that we decide to terminate some of our employees or otherwise alter our employment or labor practices, the PRC Labor Contract Law and regulations may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

As the interpretation and implementation of the PRC Labor Contract Laws and regulations continue evolving, we cannot assure you that our employment practice does not and will not violate such rules and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

Failure to make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare payment obligations, and contribute to the plans in such amounts in relation to their employees’ salaries, as specified by the local government where the business operations are. Such requirement to contribute to employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. If we fail to make contributions to certain employee benefit plans or fail to comply with applicable PRC labor laws or regulations in the future, we may be subject to penalties and fines and/or catch-up contributions to certain employee benefit plans. A large lump sum payment obligation due to certain labor law violations will likely negatively affect our financial condition and results of operations.

Regulation and censorship of information disseminated over the internet in China may adversely affect our business and reputation and subject us to liability for information displayed on our website.

The PRC government has adopted regulations governing internet access and the distribution of news and information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses, and the closure of the concerned websites. The website operator may also be held liable for such censored information displayed on or linked to the websites. If our website is found to be in violation of any such requirements, we may be penalized by relevant authorities, and our online insurance operations or reputation could be adversely affected.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from any Chinese authority to quote our common shares on the OTC Markets. However, if we were required to obtain any type of securities listing approval from the PRC government in the future and were denied such permission, we would not be able to continue being quoted on the OTC Markets or offering securities to investors, and therefore our share price would significantly depreciate.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulations and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, insurance commissions, property and other matters. The central or local governments of these jurisdictions may impose new and restrictive regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China, and result in a material change in our operations and/or the value of our common stock.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that Didi Global Inc.’s application be removed from all the smartphone application stores in China.

Given the example of Didi Global Inc. and recent statements of by the Chinese government indicating an intent to exert more oversight and control overseas offerings and foreign investments in Chinese companies, our dandelion tea production business may be subject to various government and regulatory interference once this Acquisition is completed and such regulatory actions could significantly limit or completely hinder our ability to offer or continue to offer securities to non-Chinese investors and directly cause the value and trading prices of our common shares to significantly decline or become worthless.

Although we are currently not required to obtain any permission from any PRC government to quote our shares of common stock on the OTC Markets, it will remain uncertain when and whether we will be required to obtain any permission from the PRC government to do so in the future, and even when we obtain such permission in accordance with the new rules and regulations, it will be unclear whether such permission will be rescinded or revoked at some point in time.

In light of recent events indicating greater oversight by the Cyberspace Administration of China (the “CAC”) over data security, we may be subject to a variety of PRC laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material adverse effect on our business, our quotation on the OTC Markets, financial condition, results of operations, and the offering.

The regulatory requirements with respect to cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, and significant changes, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us to government enforcement actions and investigations, fines, penalties, suspension or disruption of our operations, among other things. The Cybersecurity Law, which was adopted by the National People’s Congress on November 7, 2016 and came into force on June 1, 2017, and the Cybersecurity Review Measures, or the “Review Measures,” which were promulgated on April 13, 2020, provide that personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC. In addition, a cybersecurity review is required where critical information infrastructure operators, or the “CIIOs,” purchase network-related products and services, which products and services affect or may affect national security. Due to the lack of further interpretations, the exact scope of what constitute a “CIIO” remains unclear. Further, the PRC government authorities may have wide discretion in the interpretation and enforcement of these laws.

On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the Data Security Law, which took effect on September 1, 2021. The Data Security Law requires that data shall not be collected by theft or other illegal means, and also provides for a data classification and hierarchical protection system. The data classification and hierarchical protection system puts data into different groups according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations in case the data is falsified, damaged, disclosed, illegally obtained or illegally used. In addition, the Office of the Central Cyberspace Affairs Commission and the Office of Cybersecurity Review under the CAC, published the Cybersecurity Review Measures (Revised Draft for Comments), or the “Review Measures Draft,” on July 10, 2021, which provides that, aside from CIIOs, data processing operators engaging in data processing activities that affect or may affect national security, must be subject to the cybersecurity review by the Cybersecurity Review Office. According to the Review Measures Draft, a cybersecurity review is conducted by the CAC, to assess potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Review Measures Draft further, if effective, would require that critical information infrastructure operators and services and data processing operators that possess personal data of at least one (1) million users must apply for a review by the Cybersecurity Review Office of PRC, if they plan to conduct securities listings on foreign exchanges. While the Review Measures Draft has been released for consultation purpose and has not become effective (as of September 23, 2021), there is uncertainty about its final content, its adoption timeline or effective date, its final interpretation and implementation, and various other implications. It also remains uncertain whether any future regulatory changes would impose additional restrictions on companies like us.

We are subject to PRC laws relating to the collection, use, sharing, retention, security, and transfer of confidential and private information. We have not been subject to any penalties, fines, suspensions, investigations from any competent authorities for violation of the regulations or policies that have been issued by the CAC to date.

However, it remains uncertain as to how the Review Measures Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Review Measures Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply therewith. However, we cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and we will not be subject to the cybersecurity review by the CAC or designated as a CIIO. We may experience disruptions to our operations should we be required to have a cybersecurity review by the CAC. Any cybersecurity review could also result in uncertainty to our common stock being quoted on the OTC Markets, negative impacts on our share trading prices and diversion of our managerial and financial resources.

Risks Relating to Our Securities

You may experience dilution of your ownership interests because of the future issuance of additional common stock of the Company.

In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our current shareholders. We may also issue additional shares of our securities that are convertible into or exercisable for shares of common stock, as the case may be, in connection with hiring or retaining employees, future acquisitions, future financing, and other purposes. The future issuance of any such additional shares may create downward pressure on the market price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts at a price (or exercise prices) below the price at which our shares may be valued or priced in a public market.

There is not an active liquid trading market for the Company’s Common Stock.

There is no regular active trading market in the Company’s Common Stock, and we cannot guarantee that an active trading market will develop. If an active market for the Company’s Common Stock develops, there is a significant risk that the Company’s stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

●	variations in our operating results;

●	announcements that our revenue or income are below expectations;

●	general economic slowdowns;

●	sales of large blocks of the Company’s Common Stock; and

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.

We together with the Target will incur additional costs as a result of becoming a public company, and the new management will be required to devote substantial time to compliance initiatives.

As a public company, due to the expansion of business, we including the Target will incur significant legal, accounting and other expenses that the Target did not have as a private company. The Target as a wholly-owned subsidiary of us, is subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Protection Act (the “Dodd-Frank Act”). These rules and regulations will require, among other things, that we and the Target file annual, quarterly and current reports with respect to our business and financial conditions and establish and maintain effective disclosure and financial controls and corporate governance practices. We and the Target expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company” as defined in the recently enacted Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Board, management and other personnel will need to devote a substantial amount of time to these compliance initiatives.

FORWARD-LOOKING STATEMENTS

Statements in this current report on Form 8-K may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this report, including the risks described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this report and in other documents which we file with the Securities and Exchange Commission.

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this current report.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations  — Year Ended December 31, 2020 Compared to Year Ended December 31, 2019.

Revenues. We generated $290 and $64,973 in revenues for the year ended December 31, 2020 and 2019, respectively. The decrease of $64,683, or approximately 100%, was primarily due to the impact of COVID-19 on our dandelion tea and water purifier business.

Cost of Goods Sold. Our cost of goods sold was $58 for the year ended December 31, 2020, compared to $418,814 for the year ended December 31, 2019. The decrease of $418,756, or 100%, was primarily due to the decrease in sales activities and reserve of obsolete inventory of $372,203 during the year ended December 31, 2019.

Operating Expenses.  Our operating expenses were $666,677 for the year ended December 31, 2020 as compared to $606,157 for the year ended December 31, 2019. Our total operating expenses increased by $60,520 during the year ended December 31, 2020, compared to the same period in 2019. Such increase in operating expenses was mainly due to the increase in selling and marketing expense and general and administrative expenses of the dandelion teas segment, partially offset by the decrease in general and administrative expenses of the water purifier segment.

Loss from Operations. Our loss from operations was $666,445 for the year ended December 31, 2020, compared to $959,998 in the year ended December 31, 2019. The decrease was primarily due to the decrease in cost of goods sold, partially offset by the increase in operating expenses.

Interest Expense (Income). Interest expense was $15,102 for the year ended December 31, 2020 as compared to interest income of $307 for the year ended December 31, 2019. The increase of $15,409 in interest expense was primarily due to the interest expense from short-term bank loan.

Other Income (expense), net. Other expense, net was $9,339 for the year ended December 31, 2020 as compared to other income, net of $30,112 for the year ended December 31, 2019. The decrease of $39,451, or approximately 131%, was principally caused by the decrease in other income and the increase in other expense.

Other income was $10,763 for the year ended December 31, 2020 as compared to $30,112 for the year ended December 31, 2019. The decrease of $19,349 was due to the decrease in government grant.

Other expense was $20,102 for the year ended December 31, 2020 as compared to $0 for the year ended December 31, 2019. The increase of $20,102 was due to the disposal of the inventory.

Net Loss. Our net loss was $690,886 for the year ended December 31, 2020 compared to $929,579 for the year ended December 31, 2019, decreased by $238,693, or approximately 26% as a result of the above factors,

Liquidity and Capital Resources

Working Capital

	For the Years ended December 31,
	2020	2019
Current Assets	$3,834,747	$3,494,535
Current Liabilities	$14,206,129	$12,622,565
Working Capital (deficit)	$(10,371,382)	$(9,128,030)

The increase in working capital deficiency is primarily due to an increase in loan from third party and increase in short-term bank loan.

Cash Flow from Operating Activities

During the years ended December 31, 2020 and 2019, the net cash used in operating activities were $473,534 and $2,339,091, respectively. The decrease in the amount of $1,865,557 was primarily due to the decreased net loss, decreased cash outflow in inventories, prepaid taxes, and advance to suppliers, partially offset by the decrease in non-cash inventory allowance during the year ended December 31, 2020.

Cash Flow from Investing Activities

During the years ended December 31, 2020 and 2019, the net cash used in investing activities was $181,531 and $5,873,155, respectively. The decrease in the amount of $5,691,624 was primarily due to decrease in payment for construction in progress during the year ended December 31, 2020.

Cash Flow from Financing Activities

During the years ended December 31, 2020 and 2019, the net cash provided by financing activities were $591,635 and $8,163,087, respectively. The net cash provided by financing activities decreased by $7,571,452 was primarily due to the decrease in loans from related parties during the year ended December 31, 2020 compared to the year ended December 31, 2019.

Off-Balance Sheet Arrangements

As of December 31, 2020, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

Critical Accounting Policies and Estimates

We prepare our financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) of the United States, which requires management to make certain estimates and apply judgments. We base our estimates and judgments on historical experience, current trends and other factors that management believes to be important at the time the financial statements are prepared. On a regular basis, we review our accounting policies and how they are applied and disclosed in our financial statements.

While we believe that the historical experience, current trends and other factors considered support the preparation of our financial statements in conformity with GAAP, actual results could differ from our estimates and such differences could be material.

Inventories

Our inventories primarily consist of dandelion teas and water purifiers. Inventories are valued at the lower of cost (determined on a weighted average basis) and net realizable value. Inventories consist of raw materials, goods in process, and finished goods. We review our inventories regularly for possible obsolete goods and establishes reserves when determined necessary. As of December 31, 2020 and 2019, the allowance for obsolete inventories was $0 and $369,335, respectively.

Results of Operations — Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020.

Revenues. We generated $0 and $37 in revenues for the three months ended September 30, 2021 and 2020, respectively; and incurred $0 and $5 in cost of good sold for the three months ended September 30, 2021 and 2020, respectively. The decrease in revenues was main due to the impact of COVID-19 on our dandelion tea and water purifier business.

Operating Expenses.  Our operating expenses have decreased by $48,083, or 31%, to $107,550 for the three months ended September 30, 2021 from $155,633 for the three months ended September 30, 2020. Such decrease in operating expenses was mainly due to the decrease in selling and marketing, general and administrative expenses in the dandelion teas segment.

Loss from Operations. Our loss from operations was $107,550 for the three months ended September 30, 2021, compared to $155,601 for the three months ended September 30, 2020. The decrease of $48,051, or 31%, was primarily due to the decrease in operating expenses.

Interest income (expense). Interest income (expense) was $18 for the three months ended September 30, 2021 as compared to ($4,954) for the three months ended September 30, 2020. The interest expense during the three months ended 2020 was primarily due to the short-term bank loan, which has been repaid off in March, 2021.

Other Income (expense), net.  Our other income (expense), net was $230 and 206 for the three months ended September 30, 2021 and 2020, respectively. The change was principally caused by the decrease in other expenses.

Net Loss. As a result of the above factors, our net loss was $107,302 for the three months ended September 30, 2021 compared to $160,349 for the three months ended September 30, 2020, representing a decrease of $53,047, or 33%.

Results of Operations — Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020.

Revenues. We generated $0 and $286 in revenues for the nine months ended September 30, 2021 and 2020, respectively; and incurred $0 and $57 in cost of goods sold for the nine months ended September 30, 2021 and 2020, respectively. The decrease in revenues was main due to the impact of COVID-19 on our dandelion tea and water purifier business.

Operating Expenses.  Our operating expenses have increased by $25,621, or 6%, to $488,233 for the nine months ended September 30, 2021 from $462,612 for the nine months ended September 30, 2020. Such increase in operating expenses was mainly due to the increase in general and administrative expenses, partially offset by the decrease in selling and marketing expenses in dandelion teas segment.

Loss from Operations. Our loss from operations for the nine months ended September 30, 2021 was $488,233, compared to $462,383 for the nine months ended September 30, 2020. The increase of $25,850, or 6%, was primarily due to the increase in operating expenses.

Interest expense. Interest expense was $4,959 for the nine months ended September 30, 2021 as compared to $10,029 for the nine months ended September 30, 2020. The decrease of $5,070, or approximately 51%, was primarily due to the decrease of the short-term bank loan.

Other Income (Expense), net. Our other expense, net was $2,289 for the nine months ended September 30, 2021 as compared to $17,801 for the nine months ended September 30, 2020. The change was principally caused by the decrease in the disposal of inventory during the nine months ended September 30, 2021.

Net Loss. As a result of the above factors, our net loss was $495,481 for the nine months ended September 30, 2021 compared to $490,213 for the nine months ended September 30, 2020, representing an increase of $5,268, or 1%.

Liquidity and Capital Resources

Working Capital

	As of September 30, 2021	As of December 31, 2020
	(Unaudited)
Current Assets	$4,198,860	$3,834,747
Current Liabilities	$15,240,479	$14,206,129
Working Capital (deficit)	$(11,041,619)	$(10,371,382)

The increase in working capital deficiency is primarily due to an increase in loans from third parties.

Cash Flow from Operating Activities

During the nine months ended September 30, 2021 and 2020, the net cash used in operating activities were $319,710 and $356,941, respectively. The decrease in the amount used in operating activities of $37,231 was primarily due to the increased accrued liabilities and other payables, decreased cash outflow in inventories, offset by the increased advance to suppliers and prepaid taxes.

Cash Flow from Investing Activities

During the nine months ended September 30, 2021, the net cash used in investing activities was $279,705, compared to the net cash used in investing activities was $177,141 for the nine months ended September 30, 2020. The increase was due to the payments for construction in progress during the nine months ended September 30, 2021.

Cash Flow from Financing Activities

During the nine months ended September 30, 2021, the net cash provided by financing activities was $612,003, while the net cash provided by for the nine months ended September 30, 2020 was $487,673. The increase in net cash provided by financing activities were primarily due to the proceeds from loan from third parties and related parties, partially offset by the repayment of short-term bank loan during the nine months ended September 30, 2021.

Off-Balance Sheet Arrangements

As of September 30, 2021, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

Critical Accounting Policies and Estimates

We prepare our financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) of the United States, which requires management to make certain estimates and apply judgments. We base our estimates and judgments on historical experience, current trends and other factors that management believes to be important at the time the financial statements are prepared. On a regular basis, we review our accounting policies and how they are applied and disclosed in our financial statements.

While we believe that the historical experience, current trends and other factors considered support the preparation of our financial statements in conformity with GAAP, actual results could differ from our estimates and such differences could be material.

Inventories

Our inventories primarily consist of dandelion teas and water purifiers. Inventories are valued at the lower of cost (determined on a weighted average basis) and net realizable value. Inventories consist of raw materials, goods in process, and finished goods. We review our inventories regularly for possible obsolete goods and establishes reserves when determined necessary. No reserve for inventory was established as of September 30, 2021 and December 31, 2020.

PROPERTIES

Our headquarters are located at East Jinze Road and South Huimin Road, Food Industry Economic and Technology Development District, Jinxiang County, Jining City, Shandong Province, China. Through Target, we own two operating campuses, including two office buildings (one 9-floor office building and one 3-floor conference building), two warehouses (one for storing water purifiers and one for tea), dandelion farms and one tea factory of a total of 16,000 square meters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER AND MANAGEMENT

The following table sets forth certain information, as of December 21, 2021, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power, as applicable, over the shares of common stock listed below. For each individual and group included in the table below, percentage ownership is calculated by dividing (a) the number of shares of common stock beneficially owned by such person or group by (b) the sum of the shares of common stock outstanding as of December 21, 2021, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after December 21, 2021. The address for each individual listed below is: East Jinze Road and South Huimin Road, Food Industry Economic and Technology Development District, Jinxiang County, Jining City, Shandong Province, China, unless otherwise noted.

As of December 21, 2021, we had 46,023,459 shares of the Common Stock issued and outstanding.

Name and Address of Beneficial Owner (1)	Shares Prior to Closing	Percentage Prior to Closing	Shares After Closing on December 23, 2021	Percentage After Closing on December 23, 2021
Directors and Executive Officers
Qiuping Lu(2)	15,000,000	32.6%	15,000,000	23.0%
Xianchang Ma*	2,500,000	5.4%	16,000,000	24.5%
Suzhen Zhang	5,100,000	11.1%	5,100,000	7.8%
Huaping Lu	965,100	2.1%	965,100	1.5%
Directors and officers as a group (4 persons)	23,565,100	51.2%	37,065,100	56.8%
5% or more owners
Fumin Feng	5,000,000	10.9%	5,000,000	7.7%
Guangyuang Liu	2,340,000	5.1%	2,340,000	3.6%

*	Including 2,500,000 shares of common stock held under Xianchang Ma and 13,500,000 held under Min Xing Biotechnology Ltd., a British Virgin Islands company solely owned by Xianchang Ma.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is East Jinze Road and South Huimin Road, Food Industry Economic and Technology Development District, Jinxiang County, Jining City, Shandong Province, China. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of the Common Stock beneficially owned by them.

(2)	With the address of 527 Siltstone Place, Cary, NC 27519.

DIRECTORS AND EXECUTIVE OFFICERS

Below are the names and certain information regarding the Company’s executive officers and directors following the closing of the Acquisition.

Directors and Executive Officers	Age	Position / Title
Xianchang Ma(1)	45	Chief Executive Officer (the “CEO”), Chief Financial Officer (the “CFO”) and Director
Suzhen Zhang	66	Director
Huaping Lu	53	Director

*	Simultaneous to the closing of the Acquisition, on December 23, 2021, Qiuping Lu submitted her letter of resignation to resign as the director, CEO, CFO and any other positions she held with the Company and Xianchang Ma has been appointed as CEO and CFO by the Board of the Company.

Xianchang Ma, age 45, established a company named Jinan Tengiun Biological Technology Co., Ltd in 2014. Over the years, Mr. Ma has devoted himself to enterprise management and has abundant corporate management experience. In 2015, he returned to the county of Jinxiang and founded Kanglong. On November 22, 2011, he established the company named Jinan Kanglong Environmental Protection Technology Co., Ltd. From 2009 to 2011, Mr. Ma served as Marketing and Sales Director of Shijiazhuang Shikang Fuchang Technology Co., Ltd. From 2007 to 2009, he was the sales clerk of Shenzhen Rongge Company. And from 1994 to 2007, Mr. Ma was self-employed.

Suzhen Zhang, age 66, has served as the executive manager of Tengjun Biotechnology Corp. since 2015. From 2004 to 2014, Ms. Zhang was the chairman and General Manager of Nanjing Zhuoren Communication Co., Ltd. From 1997 to 2002, she was the Director of Jiangyan Telecommunication Bureau. In 1996, Ms. Suzhen Zhang served as Director of Taizhou Telecommunication Bureau. In 1989, Ms. Zhang was chief of the Unit of Taizhou Telecommunication Bureau. In the year of 1971, Ms. Zhang started to do maintenance work at Jiangsu Jiangyan Telecommunication Bureau.

Huaping Lu, age 53, has served as the operating manager of Tengjun Biotechnology Corp. since 2011. From 1996 to 2010, she was the owner of Changzhou Jianding Shopping Mall. From 1990 to 1995, she was the accountant of Changzhou Chashan Shopping Center. Mrs. Huaping Lu graduated from Changzhou LiuGuoJun Polytech majoring in accounting in 1989.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Family Relationships

Huaping Lu is a sibling of Qiuping Lu, the former CEO, CFO and director of the Company.

Board Committees and Director Independence

We do not have standing audit, compensation and corporate governance committees, or committees performing similar functions. Our Board, as a whole, handles the matters usually addressed by such committees. Our director Xianchang Ma is also the sole executive officer of the Company. Our Board does not currently have any member who qualifies as an audit committee financial expert.  We believe that the cost of retaining such a financial expert at this time is prohibitive.

At this time, we have not adopted corporate governance guidelines, a code of business conduct, a code of ethics or a related party transaction policy. We anticipate that as we engage in a business combination and commence operations, we will implement appropriate corporate governance structures to comply with SEC and/or stock exchange requirements that would be applicable to us at such time.

Compensation Committee Interlocks and Insider Participation

We currently do not have a compensation committee and the entire Board serves the functions of the compensation committee. The Board reviews the compensation of each executive officer of the Company.

EXECUTIVE COMPENSATION

No compensation has been paid to our officers during the years ended December 31, 2020 and 2019. We have no current plans to begin paying our officers any compensation until our business becomes operational.

Director Compensation

No compensation has been paid to our directors during the years ended December 31, 2020 and 2019. We have no current plans to begin paying our directors any compensation until our business becomes operational.

Employment Agreements

We have not entered into any employment agreements with any of our executive officers or directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Board Leadership Structure and Role in Risk Oversight

As of December 23, 2021, the Board of Directors is comprised of three (3) members, one of whom is also the executive officer. As a result, there is a lack of independent oversight of the management team, lack of independent review of our operating and financial results, and lack of independent review of disclosures made by us.

Compensation Committee Report

We currently do not have a compensation committee and our Board performs the functions that would have been performed by a compensation committee. Our board of directors has reviewed and discussed the Compensation Discussion and Analysis in this report with management. Based on its review and discussion with management, the board of directors recommended that the Compensation Discussion and Analysis be included in this current report.

Code of Ethics

We have not adopted the Code of Ethics as of the date of this report.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The related party of the Target Company with whom transactions are reported in these financial statements are as follows:

Name of Individual	Relationship with the Company
Xianchang Ma	Major shareholder, Chairman, president of the Target
Liuhong Liu	Beneficial Shareholder of the Company
Pan Shi	Beneficial Shareholder of the Company
Jin Tian	Beneficial Shareholder of the Company

Due to related parties as of September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020

Xianchang Ma	$12,987,203	$12,778,230
Liuhong Liu	5,557	5,028
Pan Shi	3,021	6,279
Jin Tian	67	-
	$12,995,848	$12,789,537

Due to related parties were non-trade balances advanced from its related parties for the Company’s purchase of equipment and daily operating expenses. The balances are unsecured, non-interest bearing, and payable on demand.

Due to related parties as of December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019

Xianchang Ma	$12,778,230	$12,262,198
Liuhong Liu	5,028	-
Pan Shi	6,279	-
	$12,789,537	$12,262,198

Due to related parties represent advances from its related parties for the Company’s payment for construction, purchase of equipment, and daily operating expenses. The balances are unsecured, non-interest bearing, and payable on demand.

Director Independence

No member of management is required by us to work on a full time basis.  Accordingly, certain conflicts of interest may arise between us and our officers and directors in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business.  As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer’s understanding of his or her fiduciary duties to us.

The OTC Markets, where our common stock is quoted under the trading symbol “TJBH”, does not have any director independence requirements.  In determining whether our directors are independent, we refer to Nasdaq Stock Market Rule 4200(a)(15). Based on these criteria, we have determined that Suzhen Zhang who served in that capacity at any time during 2020 met the independence requirements of the Nasdaq Stock Market as currently in effect.

LEGAL PROCEEDINGS

From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of copyrights and other intellectual property rights and other claims alleging defamation, invasion of privacy, or similar claims arising in connection with the news articles, pictures, and other contents published on the Company’s website.

As of the date of this report, there are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or stockholder is a party adverse to the Company or has a material interest adverse to the Company.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since July 17, 2014, our common stock has been quoted on the OTCQB under the trading symbol “CHGH”. On December 9, 2019, our trading symbol was changed to “TJBH”. There has not been any significant trading to date in the Company’s common stock.

As of December 21, 2021, there were 102 registered holders of our common stock.

Dividends

The Company has not and does not intend to pay dividends on its common stock in the near future.

Securities Authorized for Issuance under Equity Compensation Plans

None.

Recent Sales of Unregistered Securities

On December 23, 2021, we issued 19,285,714 shares of Company’s common stock, par value $0.001 per share, pursuant to the Share Exchange Agreement to the eleven shareholders of the Target. The issuance of the shares of our common stock to the shareholders of the Target was exempted from registration pursuant to Regulation S promulgated under the Act because the offer or sale was made in an offshore transaction and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing. In addition, the recipient of the shares certified that he is not a U.S. person and is not acquiring the securities for the account or benefit of any U.S. person and agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act.

During the year ended December 31, 2020, the Company sold an aggregate of 2,646,919 shares of common stock at an average price of $0.01 per share to investors pursuant to stock purchase agreements. The Company did not engage any placement agent with respect to the sales. The Company received proceeds of $29,411.

DESCRIPTION OF REGISTRANT’S SECURITIES

Our authorized capital stock consists of 70,000,000 shares of common stock, with a par value of $0.001 per share, and 5,000,000 shares of preferred stock, par value of $0.001 per share. As of December 21, 2021, there were 46,023,459 shares of our common stock issued and outstanding and 0 share of preferred stock issued and outstanding. As of December 21, 2021, our shares of common stock were held by approximately 102 stockholders of record.

Common Stock

Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to shareholders after payment to creditors. The common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. There are no cumulative voting rights.

Each shareholder is entitled to receive the dividends as may be declared by our Board out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. The Company is not obligated to declare any dividend. Any future dividends will be subject to the discretion of our Board and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our Articles of Incorporation or our Bylaws that would delay, defer or prevent a change in control of our company.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that she is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Item 9.01 of this report.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

Item 5.06 Change in Shell Company Status.

The disclosure set forth in Item 2.01 to this Current Report is incorporated into this item by reference. As a result of the completion of the Stock Exchange, we believe that we are no longer a shell company, as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of the Target Company are included following the signature page.

Filed herewith as Exhibit 99.1 and incorporated herein by reference are the audited consolidated financial statements of Target for the years ended December 31, 2019 and 2020 as well as Exhibit 99.2 unaudited consolidated financial statements of Target for the nine-month periods ended September 30, 2020 and 2021.

(b) Pro forma financial information.

Filed herewith as Exhibit 99.3 and incorporated herein by reference are the unaudited pro forma combined financial statements of the Target and Company as of September 30, 2021 and for the nine months ended September 30, 2021 and year ended December 31, 2020.

(c) Exhibits

Exhibit Number	Description
3.1	Amendment of Articles of Incorporation of the Company dated November 25, 2019 (incorporated by reference to our current report on Form 8-K filed with the SEC on December 12, 2019)
3.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-1/A filed with the SEC on October 12, 2010)
10.1	Share Exchange Agreement dated December 23, 2021*
99.1	Audited consolidated financial statements of Tengjunxiang Biotechnology Ltd. for the fiscal years ended December 31, 2020 and 2019*
99.2	Unaudited consolidated financial statements of Tengjunxiang Biotechnology Ltd. as of September 30, 2021 and for the nine months ended September 30, 2021 and 2020*
99.3	Unaudited pro forma combined financial statements of Tengjunxiang Biotechnology Ltd. and Tengjun Biotechnology Corp. as of September 30, 2021 and for the nine months ended September 30, 2021 and year ended December 31, 2020*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGJUN BIOTECHNOLOGY CORP.

Dated: December 23, 2021	By:	/s/ Xianchang Ma
Xianchang Ma
Chief Executive Officer